Exhibit 10.1

September 5, 2023

Mark Aguillard
markaguillard@yahoo.com

RE: EMPLOYMENT OFFER

Dear Mark,

We are thrilled to offer you the role of Chief Commercial Officer at DermTech, Inc. (the “Company”).
At DermTech, we are on a mission to improve the lives of millions by providing non-invasive precision dermatology solutions that enable individualized care. We are so glad to have you join the team.

You will report directly to Bret Christensen, Chief Executive Officer, at the Company’s facilities in San Diego, California, subject to necessary business travel or telework. True to our company value of Agility, aspects of your role may change due to various internal or external circumstances. We commit to communicating as those things come up.

Your annual salary will be $400,000 (your “Base Salary”), less payroll deductions and all required withholdings. You will be paid in accordance with the Company’s regular payroll schedule, which currently provides for semi-monthly payments and is subject to change. You will be eligible to participate in the Company’s bonus plan, with a target payout of 50% of your Base Salary, based upon the achievement of certain corporate and individual goals that will be determined by the Company’s Chief Executive Officer and/or board of directors, and subject to the provisions of the DermTech 2023 Corporate Bonus Plan. You must be actively employed by the Company at the time a bonus is paid in order to be eligible to receive such bonus.

In addition, the Company will offer a sign-on bonus in the amount of $55,000 payable immediately in the first pay period after your start date. This bonus is taxable and all regular payroll taxes will be withheld. The bonus is also contingent upon completing two years of employment and must be returned at a pro-rated basis if you voluntarily terminate your employment prior to September 19, 2025.

As a material inducement to you joining the Company, the Company has agreed to grant you equity in the form of restricted stock units (RSUs) and non-qualified stock options (together the “Equity Award”), subject to the approval of the Company’s board of directors and the commencement of your employment. This equity award will consist of 90,000 RSUs and 90,000 stock options. Twelve-forty-eighths (12/48) of the RSUs shall vest at one year from grant date and the remaining thirty-six forty-eighths (36/48) of the RSUs shall vest in twelve equal quarterly installments. RSUs for new hires are granted in March, June, September, and December of each year. Options shall have an exercise price equal to the fair market value of the Company’s common stock on the grant date and will vest over four (4) years with 25% of the shares subject to the Option vesting one (1) year after the date of grant, and the remaining 75% vesting in equal monthly installments over the remaining three (3) years, contingent upon your continued service to the Company on the vesting dates.

Notwithstanding anything to the contrary herein, the terms of the Equity Award, including but not limited to terms relating to vesting and forfeiture, are subject to provisions determined by the Board and included in the award agreement(s) to be executed by you upon issuance of such awards. The Equity Award is intended as an inducement grant under Nasdaq Rule 5635(c)(4).

12340 El Camino Real Del Mar, CA 92130 Direct: 858.450.4222 Fax: 858.200.3877

You will be eligible to participate in the various benefit programs maintained by the Company, including medical, dental, vision coverage, and Life Insurance, Accidental Death and Dismemberment (“AD&D”) Insurance, and both short- and long-term disability insurance.  Your benefits will be effective on the first day of the month following the month of your start date.  The Company currently pays the majority of the medical, dental and vision coverage premiums for employees and dependents. The Company also currently pays the full coverage premiums for the Life, AD&D and short- and long-term disability insurance for employees. The Company also offers a 401(k). You will also be eligible for flexible paid time off each year, managed in a way that minimizes disruption to the Company’s operations. The Company reserves the right to modify or terminate any of its benefit programs at any time.

Your employment is at-will, meaning either you or the Company can terminate your employment at any time, for any reason, with or without notice. This employment offer is contingent upon (i) the successful completion of a background and reference check, (ii) you providing satisfactory proof of your eligibility to work in the United States within three (3) days of your start date, and (iii) execution of the Company’s standard employee nondisclosure, arbitration and invention assignment agreement (“Employment Proprietary Information Agreement”). The Employee Proprietary Information Agreement that you must sign contains specific provisions concerning protection of the intellectual property of entities and persons other than Company, including Paragraph 2.C. which provides as follows: “I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.”

Your start date is September 19, 2023. Please sign and date your acceptance of foregoing below and return to us by end of day on September 6, 2023. We are pleased to offer you the opportunity to join our team and look forward to working with you!

Sincerely,	Offer Accepted:
Bret Christensen, Chief Executive Officer	/s/ Mark Aguillard Date 9/6/2023

12340 El Camino Real Del Mar, CA 92130 Direct: 858.450.4222 Fax: 858.200.3877